Zion Oil & Gas, Inc.

Nominating Committee Charter

Committee's Purpose

The Nominating Committee ("Committee") is appointed by the Board of Directors ("Board") to assist the Board in (i) identifying individuals qualified to serve as directors of the Company, (ii) recommending that select director nominees be considered for election at the Company's annual general meeting of the shareholders or to be appointed by the Board to fill existing or newly created vacancies on the Board, (iii) identifying members of the Board to serve on each Board Committee and as chairman thereof and recommend each such member and chairman to the Board, (iv) recommending to the Board an independent member of the Board to serve as the lead director of the executive session of the independent directors.

Committee Membership

The Committee shall consist of three or more directors. Commencing a date no later than the first anniversary of the listing of the Company's common stock for trading on The NASDAQ Stock Market, Inc. ("NASDAQ") or other national securities exchange ("Full Independence Date"), all members of the Committee shall be "independent" as determined by the independence criteria of NASDAQ for non-audit committee members ("Independent Members"). Prior to the Full Independence Date, no less than half of the members of the Committee shall be Independent Members.

Committee Composition

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successor shall be duly elected and qualified.

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all Committee members.

Meetings and Procedures

The Committee shall meet as often as it deems necessary or appropriate to carry out its responsibilities, but no less than once a year prior to the issuance of the Company's proxy statement in anticipation of the annual meeting of the shareholders.

Meetings may be held in person or telephonically as needed to conduct the business of the Committee. A majority of the members of the Committee shall constitute a quorum for all purposes. The Committee may take action by unanimous written consent of its members in the absence of a meeting.

The Chairman of the Committee shall set the agenda for all Committee meetings and determine and communicate to management the information needs of the Committee. The agenda, along with appropriate briefing materials, will be prepared and provided in advance of meetings to Committee members. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

Any Independent Director who is not a member of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee. The Committee may, at its discretion, include in its meetings other members of the Board, as well as other members of the Company's management and representatives of the Company's outside advisors or any other persons whose presence the Committee believes to be necessary or appropriate. The above notwithstanding, the Committee may also exclude from its meetings any persons, including directors who are not Committee members, it deems appropriate.

Delegation

The Committee may delegate any of its responsibilities to a subcommittee, provided that prior to the Full Independence Date at least one member of any subcommittee is an Independent Director.

Authority

In discharging its responsibilities, the Committee is empowered to investigate any matter brought to its attention that is within the scope or otherwise relevant to its responsibilities, with requisite access to all books, records, facilities and personnel of the Company. To the extent it deems necessary to carry out its functions, the Committee shall have the authority to engage and obtain advice and assistance from advisors, including outside legal counsel, and it shall have sole authority (in consultation with the Chairman of Board and Chief Executive Officer) to retain and terminate any search firm used to identify individuals qualified to serve on the Board. The Committee shall receive adequate funding from the Company to engage such advisors.

Responsibilities

The responsibilities of the Committee are set forth below. The Committee is authorized to carry out these responsibilities and such other responsibilities as may be assigned to it by the Board from time to time, and take any actions reasonably related to the mandate of this Charter.

1. Periodically review and make recommendations to the Board concerning the appropriate size and composition of the Board, including (i) candidates for election or re-election as directors, (ii) criteria to be used for the selection of candidates for election as directors, (iii) appropriate skills and characteristics required of Board members, (iv) composition and functions of Board committees and (v) matters relating to the development and effective functioning of the Board.

2. Identify and recruit (in consultation with the Chairman of the Board and the Chief Executive Officer) individuals qualified to serve on the Board and recommend that the Board select director nominees to be considered for election at the Company's annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board. Such identification and recruitment shall be in accordance with the Company's Board Membership Criteria attached as Section A hereto, as such may be amended from time to time by the Board, including by inclusion in the Company's Corporate Governance Guidelines as such may be adopted.

3. Consider written proposals for director nominees received from Company's shareholders in accordance with the Company's Shareholder Nominee Procedures attached as Section B hereto, as such may be amended from time to time by the Board, including by inclusion in the Company's Corporate Governance Guidelines as such may be adopted.

4. If the Chairman of the Board is not an Independent Director, identify and recommend to the Board a qualified Independent Director to act as the "Lead Director" whose responsibility it shall be to periodically schedule and conduct separate meetings of the Independent Directors in accordance with the NASDAQ rules concerning "executive sessions" of the Board, provide input into agenda for Board meetings and perform such other duties as may be provided in the Company's Corporate Governance Guidelines as may be adopted.

5. Identify qualified members of the Board to serve on each committee of the Board and to serve as Chairman thereof and make recommendations to the Board concerning the membership and chairmanship of Board Committees. In considering and making recommendations concerning membership on the Audit Committee, the Committee shall make a determination on the qualification of one or more Audit Committee members as a "financial expert" in accordance with applicable law and NASDAQ rules.

6. Review and reassess the adequacy of this Charter annually and recommend any proposal changes to the Board for approval.

7. Perform an annual performance evaluation of the Committee.

SECTION A

Board Membership Criteria

1. Board Size and Classification. The Bylaws of the Company provide that the Board of Directors of the Company shall by fixed from time to time by resolution of the Board, provided that the number so fixed shall not be less than three (3) nor more than nine (9) divided into three classes as equal in number as may be feasible, with the term of one class expiring each year. The Board believes and has so resolved that the appropriate size of the Board given the status and nature of the intended operations of the Company is nine (9).

2. Independence. A majority of the members of the Board must qualify as "independent" Directors in accordance with the rules of the securities exchange(s) or market(s) on which the Company's securities are traded and any other applicable laws, rules and regulations.

In addition, all members of the Company's Audit Committee and Compensation Committee must also qualify as "independent" or equivalent Directors as required by laws, rules and regulations applicable to members of public company audit and compensation committees.

3. Director Characteristics. Individual Directors should possess all of the following personal characteristics:

Support of Corporate Mission - From its inception the Company's mission has been to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel. Board members should be fully supportive of this mission and the Company's effort to realize the vision behind the mission.

Integrity and Accountability - Character is the primary consideration in evaluating any Board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

Informed Judgment - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision-making.

Peer Respect - The Board functions best when Directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

High Performance Standards - Board members should have a history of achievement that reflects high standards for themselves and others.

Passion - Directors should be passionate about the performance of the Company and the success of its mission. The passion should manifest itself in engaged debate about the future of the Company in an atmosphere of teamwork, collegiality and goodwill among the Board that both challenges and inspires the Company's employees.

Creativity - Success in business will ultimately be achieved by companies who adopt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

3. Professional Experience and Qualifications. In an attempt to provide assurance that the Company will have the benefit of the range of experience necessary to assist its management in successfully fulfilling the Company's goals and its mission in a complex and competitive world and industry, and given the central focus of the Company's operations in a unique and highly-charged region, it is the policy of the Board to attempt to select members with a diverse range of experience and professional background such that

• At least one-third of the Board shall be residents of Israel.

• At least one member of the Board shall have experience as a senior geologist or explorationist with international experience.

• At least one member of the Board shall be an certified public accountant with experience in the petroleum exploration and production sector or have served as a CFO or senior financial or accounting officer of a petroleum exploration and production company.

• At least two members of the Board shall have practical senior management experience in an Israeli environment, one of whom with experience in the Israeli energy or infrastructure sector.

• At least one member of the Board shall have been trained and qualified as a lawyer with practical experience in or practical knowledge of the Israeli legal environment.

• At least two members of the Board shall have experience as a member of the board of directors of a company with securities listed on a United States securities exchange or automated inter-broker securities market regulated by the Securities and Exchange Commission.

• At least three "independent" directors shall be able to read and understand fundamental financial statements, of whom at least one shall meet the criteria for "audit committee financial expert" under the rules of the securities exchange(s) or market(s) or which the Company's securities are traded and any other applicable laws, rules and regulations.

• At least one "independent" director shall have been trained and qualified as a lawyer.

4. Chairman. For such period as the founder of the Company, John M. Brown, shall be qualified and willing to serve as a director of the Company, it is the sense and policy of the Board that, in recognition of his services to the Company and the importance of his experience, advice and counsel to the Company and its management and in the interests of the Company's shareholders, he should be nominated to serve as a director of the Company and, upon election, should serve as Chairman of the Board.

5. Management Directors. It is the sense and policy of the Board that, in addition to the service of the Company's founder as a member of the Board, the Board should include three of the Company's senior executives, at least one of whom shall be resident of Israel and one of whom resident of the United States.

6. Financial Literacy. Given the importance of the Board's role in monitoring the financial performance of the Company, a sufficient number of Board members, including at least three "independent" Directors, should be financially literate with the ability to read a balance sheet, income statement and cash flow statement and have an understanding of the use of financial ratios and other indices for evaluating Company performance.

7. Term Limits. The Board does not believe it should establish term limits. While term limits could help ensure that there are available to the Board fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company, its mission and its operations and, thereby provide an increasing contribution to the Board as a whole. The Board believes that an annual assessment of director and Board performance provides each Director a convenient opportunity to reflect on the effectiveness of the Board, and to confirm his or her desire to continue as a member of the Board.

8. Participation. In determining whether to recommend a Director for reelection, the Director's past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities shall be considered.

9. Retirement Age. In the absence of special circumstances, including in the case of the Company's founder, Directors will not be nominated for election to the Board after their 75th birthday.

10. Invitation to a Potential Director. The invitation to join the Board should be extended by the Board itself via the Chairman.

SECTION B

Shareholder Nominee Procedures

Shareholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of common stock may propose nominees for consideration by the Nominating Committee by submitting the names and supporting information to:

Chair

Nominating Committee

Zion Oil & Gas, Inc.

6510 Abrams Road, Suite 300

Dallas, Texas 75231

U.S.A.

A shareholder nomination must contain the following information about the nominee:

• Name

• Age

• Business and residence addresses

• Principal occupation or employment

• The number of shares of the Company's common stock and other Company securities held by the nominee

• A resume of his or her business and educational background

• The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director

• A signed consent of the nominee to serve as a director, if nominated and elected

The nomination should also contain the following information concerning the nominating shareholder:

• Name

• Address

• The number of shares of the Company's common stock and other securities held by the nominating shareholder

• The nature of the holdings - whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interestshould be provided)

• Whether the nominating shareholder has any agreement or understanding of any type (written or oral) with any other shareholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the shareholdings of each of the other parties, and the nature of the agreement or understanding.